CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 25, 2017, accompanying the financial statements of High Income Investment Grade Trust, Series 5 (included in Invesco Unit Trusts, Taxable Income Series 471) as of April 30, 2017, and for the period from May 27, 2014 (date of deposit) through April 30, 2015 and for each of the two years in the period ended April 30, 2017 and the financial highlights for the period from May 27, 2014 (date of deposit) through April 30, 2015 and for each of the two years in the period ended April 30, 2017, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-191347) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 25, 2017